EXHIBIT 12.1

I, Sir Fred Goodwin, certify that:

1. I have reviewed this amendment to the annual report on Form 20-F/A of The Royal Bank of Scotland Group plc;

2. Based on my knowledge, this amendment does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this amendment; and

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the company as of, and for, the periods presented in this amendment.

Date: 27 September 2006

/s/ Sir Fred Goodwin

Group Chief Executive